Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2016 U.S. GAAP NET EARNINGS OF $0.75 PER DILUTED SHARE, OR $0.80 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

UPDATES FULL YEAR GUIDANCE, PROVIDES GUIDANCE FOR SECOND QUARTER

Auburn Hills, Michigan, April 28, 2016 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

First Quarter Highlights:

•	U.S. GAAP net sales of $2,269 million, up 14.3% compared with first quarter 2015.

◦	Excluding the impact of foreign currencies and the Remy acquisition, net sales were up 4.5% compared with first quarter 2015.

•	U.S. GAAP net earnings of $0.75 per diluted share.

◦
Excluding the $(0.05) per diluted share related to net non-comparable items (detailed in the table below), net earnings were $0.80 per diluted share, of which $0.03 per diluted share were contributed by the Remy acquisition.

•	U.S. GAAP operating income of $264 million.

◦
Excluding the $12 million of pretax expenses related to non-comparable items, operating income was $276 million, of which $11 million was contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income was 12.2% of net sales. Excluding the impact of non-comparable items and the Remy acquisition, operating income was 13.2% of net sales.

Full Year 2016 Guidance: The company has updated its 2016 full year guidance. Net sales growth is now expected to be within a range of 12.7% to 17.5% compared with 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is still expected to be within a range of 2.5% to 5.5%. Net earnings are still expected to be within a range of $3.11 to $3.32 per diluted share, of which approximately $0.12 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is still expected to be above 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is still expected to be above 13%.

Second Quarter 2016 Guidance: Second quarter 2016 net sales growth is expected to be within a range of 10.6% to 16.0% compared with second quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of 1.5% to 4.8%. Net earnings are expected to be within a range of $0.78 to $0.83 per diluted share, of which approximately $0.03 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is expected to be approximately 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is expected to be approximately 13%.

Financial Results: Net sales were $2,269 million in first quarter 2016, up 14.3% from $1,984 million in first quarter 2015. Net earnings in first quarter 2016 were $164 million, or $0.75 per diluted share, compared with $179 million, or $0.79 per diluted share, in first quarter 2015. Net earnings in first quarter 2016 included non-comparable items of $(0.05) per diluted share. Net earnings in the first quarter 2015 included net non-comparable items of $0.01 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $58 million and decreased net earnings by approximately $0.03 per diluted share in first quarter 2016 compared with the first quarter 2015.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	First Three Months
	2016	2015

Non – U.S. GAAP	$0.80	$0.78

Reconciliations:
Restructuring expense	(0.02)	(0.05)
Merger and acquisition expense	(0.03)	—
Gain on previously held equity interest	—	0.05
Tax adjustments	—	0.01

U.S. GAAP	$0.75	$0.79

Net cash provided by operating activities was $34 million in first quarter 2016 compared with $33 million in first quarter 2015. Investments in capital expenditures, including tooling outlays, totaled $104 million in first quarter 2016, compared with $140 million in first quarter 2015. Balance sheet debt increased by $48 million and cash decreased by $185 million at the end of first quarter 2016 compared with the end of 2015. The company's net debt to net capital ratio was 37.0% at the end of first quarter 2016 compared with 35.2% at the end of 2015.

Engine Segment Results: Engine segment net sales were $1,399 million in first quarter 2016 compared with $1,381 million in first quarter 2015. Excluding the impact of foreign currencies, primarily the Euro, net sales were up 4.5% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $233 million in first quarter 2016. Excluding the impact of foreign currencies, Adjusted EBIT was $240 million, up 4.2% from first quarter 2015.

Drivetrain Segment Results: Drivetrain segment net sales were $879 million in first quarter 2016 compared with $611 million in first quarter 2015. Excluding the impact of foreign currencies, primarily the Euro, and the Remy acquisition, net sales were up 4.8% from the prior year’s quarter. Adjusted EBIT was $84 million in first quarter 2016. Excluding the impact of foreign currencies, and the Remy acquisition, Adjusted EBIT was $76 million, up 6.4% from first quarter 2015.

Recent Highlights:

•
BorgWarner’s eGearDrive® transmission will propel the Geely EC7-EV sedan, the Chinese automaker’s first mass-produced electric vehicle. Specifically designed for the emerging high-volume electric vehicle market, BorgWarner’s eGearDrive transmission features a highly-efficient gear train for extended range and quiet performance, and is available in a wide range of ratios for a variety of motor sizes.

At 9:30 a.m. ET today, a brief conference call concerning first quarter 2016 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 74 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,”  “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: the failure to complete or receive the anticipated benefits from BorgWarner’s acquisition of Remy International Inc. ("Remy"), the possibility that the parties may be unable to successfully integrate Remy’s operations with those of BorgWarner, that such integration may be more difficult, time-consuming or costly than expected, revenues following the transaction may be lower than expected, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected following the transaction; the retention of key employees at Remy may not be achieved; fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2016	2015
Net sales	$2,268.6	$1,984.2
Cost of sales	1,804.3	1,555.2
Gross profit	464.3	429.0

Selling, general and administrative expenses	188.4	168.2
Other expense, net	11.7	1.2
Operating income	264.2	259.6

Equity in affiliates’ earnings, net of tax	(9.1)	(8.5)
Interest income	(1.6)	(1.7)
Interest expense and finance charges	21.3	10.0
Earnings before income taxes and noncontrolling interest	253.6	259.8

Provision for income taxes	80.4	72.1
Net earnings	173.2	187.7

Net earnings attributable to the noncontrolling interest, net of tax	9.1	8.8
Net earnings attributable to BorgWarner Inc.	$164.1	$178.9

Earnings per share — diluted	$0.75	$0.79

Weighted average shares outstanding — diluted	218.1	227.1

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2016	2015
Capital expenditures, including tooling outlays	$104.3	$140.0

Depreciation and amortization	$94.4	$77.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2016	2015
Engine	$1,399.2	$1,380.9
Drivetrain	879.2	611.2
Inter-segment eliminations	(9.8)	(7.9)
Net sales	$2,268.6	$1,984.2

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2016	2015
Engine	$233.4	$230.4
Drivetrain	83.8	71.0
Adjusted EBIT	317.2	301.4
Restructuring expense	6.4	12.1
Merger and acquisition expense	5.8	—
Gain on previously held equity interest	—	(10.8)
Corporate, including equity in affiliates' earnings and stock-based compensation	31.7	32.0
Interest income	(1.6)	(1.7)
Interest expense and finance charges	21.3	10.0
Earnings before income taxes and noncontrolling interest	253.6	259.8
Provision for income taxes	80.4	72.1
Net earnings	173.2	187.7
Net earnings attributable to the noncontrolling interest, net of tax	9.1	8.8
Net earnings attributable to BorgWarner Inc.	$164.1	$178.9

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2016	December 31, 2015
Assets

Cash	$392.3	$577.7
Receivables, net	1,861.2	1,665.0
Inventories, net	756.3	723.6
Other current assets	172.6	168.9
Total current assets	3,182.4	3,135.2

Property, plant and equipment, net	2,498.9	2,448.1
Other non-current assets	3,259.4	3,242.4
Total assets	$8,940.7	$8,825.7

Liabilities and Equity

Notes payable and other short-term debt	$466.5	$441.4
Accounts payable and accrued expenses	1,819.4	1,866.4
Income taxes payable	24.5	49.4
Total current liabilities	2,310.4	2,357.2

Long-term debt	2,131.9	2,108.9
Other non-current liabilities	737.3	728.1

Total BorgWarner Inc. stockholders’ equity	3,693.2	3,553.7
Noncontrolling interest	67.9	77.8
Total equity	3,761.1	3,631.5
Total liabilities and equity	$8,940.7	$8,825.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2016	2015
Operating
Net earnings	$173.2	$187.7
Depreciation and amortization	94.4	77.1
Restructuring expense, net of cash paid	0.1	8.1
Gain on previously held equity interest	—	(10.8)
Deferred income tax provision	23.9	10.4
Other non-cash items	(6.1)	1.1
Net earnings adjusted for non-cash charges to operations	285.5	273.6
Changes in assets and liabilities	(251.1)	(240.9)
Net cash provided by operating activities	34.4	32.7

Investing
Capital expenditures, including tooling outlays	(104.3)	(140.0)
Payment for business acquired, net of cash acquired	—	(12.6)
Proceeds from asset disposals and other	1.1	0.8
Net cash used in investing activities	(103.2)	(151.8)

Financing
Net increase (decrease) in notes payable	19.7	(512.3)
Additions to long-term debt, net of debt issuance costs	—	1,012.8
Repayments of long-term debt, including current portion	(8.7)	(3.1)
Payments for purchase of treasury stock	(79.5)	(33.7)
Payments for stock-based compensation items	(7.6)	(1.6)
Dividends paid to BorgWarner stockholders	(28.2)	(29.4)
Dividends paid to noncontrolling stockholders	(20.5)	(15.9)
Net cash (used in) provided by financing activities	(124.8)	416.8

Effect of exchange rate changes on cash	8.2	(60.0)

Net (decrease) increase in cash	(185.4)	237.7

Cash at beginning of year	577.7	797.8
Cash at end of period	$392.3	$1,035.5